Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS OF

MERCURY ENERGY, INC. AND SUBSIDIARY

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of Mercury

Energy, Inc. and Subsidiary

We have audited the accompanying consolidated financial statements of Mercury Energy, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercury Solar Systems, Inc. and Subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

New York, New York

April 30, 2013

MERCURY ENERGY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$8,756	$12,611
Restricted cash	66	50
Accounts receivable, net of allowance for doubtful accounts of $993 and $990 as of December 31, 2012 and 2011, respectively	4,436	7,801
Costs and estimated earnings in excess of billings	3,219	5,871
Inventory, net	1,725	3,967
Current deferred tax asset	535	366
Other current assets	677	838

Total current assets	19,414	31,504
Property and equipment, net	1,111	2,041
Intangible assets, net	17	47
Goodwill	3,665	37,434
Other assets	255	93
Deferred tax asset	3,769	—

Total assets	$28,231	$71,119

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$4,091	$7,942
Accrued expenses	1,533	1,375
Deferred revenue and customer deposits	1,491	2,557
Due to sellers	—	325
Billings in excess of costs and estimated earnings	356	8,140

Total current liabilities	7,471	20,339
Non-current liabilities
Deferred tax liability	—	898
Dividends (Note 11)	2,831	1,954

Total liabilities	$10,302	$23,191

Shareholders’ equity
Preferred stock, $.001 par value per share Series 1 convertible 5% cumulative and participating, 25,000,000 shares authorized, 15,575,000 shares issued at December 31, 2012 and 2011, respectively, liquidation preference of $29,333 and 26,218 at December 31, 2012 and 2011, respectively	$14,219	$14,219
Common stock, 50,000,000 shares authorized, 22,555,058 shares issued at December 30, 2012 and 2011, respectively	23	23
Additional paid-in capital	27,409	28,166
Retained earnings (accumulated deficit)	(23,722)	5,520

Total shareholders’ equity	17,929	47,928

Total liabilities and shareholders’ equity	$28,231	$71,119

See notes to consolidated financial statements.

MERCURY ENERGY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in thousands)	2012	2011
Net revenues	$32,931	$84,523
Cost of revenues	23,084	67,953

Gross profit	9,847	16,570

Operating expenses:
Sales and marketing	3,267	6,697
Other operating	3,443	3,531
General and administrative	2,210	3,749
Depreciation and amortization	883	1,214
Non-cash stock based compensation expense	119	195

Total operating expenses before impairment of goodwill, contingent consideration from business combinations, and severance expense	9,922	15,387

(Loss) income from operations before impairment of goodwill, contingent consideration from business combinations, and severance expense	(75)	1,183

Impairment of goodwill	33,769	—
Contingent consideration from business combinations	—	390
Severance expense	248	—

Total impairment of goodwill, contingent consideration from business combinations and severance expense	34,017	390

(Loss) income from operations	(34,092)	793
Other expenses:
Interest expense, net of interest income	3	9
Loss on sale of fixed assets	45	70

Total other expenses	48	79

Loss (income) before income taxes	34,139	715
Income tax (benefit) expense	(4,897)	432

Net (loss) income	$(29,242)	$283

See notes to consolidated financial statements.

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2012 and 2011

	Cumulative Participating		Common Stock		Additional Paid-In Capital	Contingent Consideration	Retained Earnings	Total Shareholders’ Equity
	Preferred Stock
	Shares	Amount	Shares	Amount
	(in thousands, except for shares)
Balance at January 1, 2011	15,575,000	$14,219	16,683,972	$17	$19,363	$9,087	$5,237	$47,923
Issuance of common stock in connection with contingent consideration	—	—	195,434	—	362	—	—	362
Non-cash stock based compensation	—	—	—	—	195	—	—	195
Dividends	—	—	—	—	(835)	—	—	(835)
Contingent stock consideration	—	—	5,675,652	6	9,081	(9,087)	—	—
Net income	—	—	—	—	—	—	283	283

Balance at December 31, 2011	15,575,000	14,219	22,555,058	23	28,166	—	5,520	47,928
Non-cash stock based compensation	—	—	—	—	119	—	—	119
Dividends	—	—	—	—	(876)	—	—	(876)
Net income	—	—	—	—	—	—	(29,242)	(29,242)

Balance at December 31, 2012	15,575,000	$14,219	22,555,058	$23	$27,409	$—	$(23,722)	$17,929

See notes to consolidated financial statements.

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2012	2013
Net (loss) income	$(29,242)	$283
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	943	1,267
Bad debt expense	203	252
Non-cash stock based compensation expense	119	195
Loss in disposal of fixed assets	45	70
Deferred income tax	(4,836)	307
Impairment of goodwill	33,769	—
Non-cash settlement of contingent consideration for prior year acquisition	—	362
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	3,162	(238)
Costs and estimated earnings in excess of billings	2,652	1,894
Inventory	2,242	7,428
Other current and non-current assets	(1)	192
Accounts payable	(3,850)	(7,045)
Accrued expenses	158	346
Deferred revenue and customer deposits	(1,066)	1,491
Income taxes payable	—	(20)
Billings in excess of costs and estimated earnings	(7,784)	4,521

Net cash provided by (used in) operating activities	(3,486)	11,305

Investing activities
Purchases of property and equipment	(28)	(741)
Cash paid to sellers	(325)	(1,327)
Increase in restricted cash	(16)	—

Net cash used in investing activities	(369)	(2,068)

Net (decrease) increase in cash and cash equivalents	(3,855)	9,237
Cash and cash equivalents, beginning of period	12,611	3,374

Cash and cash equivalents, end of period	$8,756	12,611

Supplemental cash flow information
Cash paid during the period for:
Interest	$11	$9

Income taxes	$271	$134

Supplemental non-cash information
Common stock issued in settlement of contingent consideration liability	$—	$9,449

Dividends accrued	$876	$835

See notes to consolidated financial statements.

1.	Nature of Business and Organization:

Mercury Energy Inc., through its wholly-owned subsidiary, Mercury Solar Systems, Inc. (collectively the “Company”) is primarily engaged in the design and installation of solar energy systems for utility, commercial, and residential clients in New York, New Jersey, Massachusetts, Connecticut, Maryland, and Pennsylvania. The solar energy systems are primarily Photovoltaic (“PV”) systems for the production of electricity. These systems reduce a customer’s need for third party produced electricity.

The Company was incorporated under the laws of the State of New York in June 2008 and began operations in July 2008.

2.	Summary of Significant Accounting Policies:

Basis of Presentation. The consolidated financial statements include the accounts of Mercury Energy, Inc. (the “Parent”) and its wholly-owned subsidiary Mercury Solar Systems, Inc. (“MSS”). The consolidated financial statements are consolidated in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany transactions have been eliminated.

Cash Equivalents. Cash and cash equivalents includes investments in highly liquid investments with original maturities of three months or less. Cash is maintained in money market accounts and FDIC insured accounts at credit qualified financial institutions. At times, such amounts may exceed the FDIC insurance limits. At December 31, 2012 uninsured cash balances totaled approximately $8,268.

Restricted Cash. Certain of the Company’s contracts require the Company to maintain minimum cash balances in escrow. These cash amounts are classified in the balance sheets depending on when the cash will be contractually released. At December 31 2012 and 2011, such restricted cash amounts were $66 and $50, respectively.

Revenue Recognition. Revenue is derived from the installation of solar energy system contracts. These contracts require the Company to perform certain project-related tasks necessary to facilitate installations, procure and deliver system components on behalf of the customer, and complete installations that deliver a functioning solar power system. Systems are generally installed within three to twelve months from contract signing. The Company anticipates longer installation times as it continues to build larger systems. Revenue from the installation of a system is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred and/or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the resulting receivable is reasonably assured.

The Company recognizes revenue in accordance with the revenue recognition guidance of the FASB Codification. Revenue arising from fixed price contracts is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs utilizing the most recent estimates of total costs incurred to date and those anticipated to be incurred through the completion of the project. If instances arise where current estimates of total revenue for contracts indicate a loss, a provision for the entire loss on the contract would be recorded.

Cost of revenues include all direct material, labor and subcontract costs. Job materials are considered installed materials when they are permanently attached or fitted to the solar power system as required by the job’s engineering design. Shipping and handling costs are included in the cost of revenues.

Costs and Estimated Earnings in Excess of Billings represent revenue recognized in excess of amounts billed. Billings in Excess of Costs and Estimated Earnings represents billings and payments in excess of revenue recognized.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable consist of trade receivables due from customers and subsidies due from various federal, state and local agencies. Subsidies due from federal, state and local agencies include rebates (the “Solar Rebates”) and other incentives (the “Solar Incentives”) and are generally paid after the installation of a pre-approved solar system. Most contracts include some form of subsidy. Subsidies may be paid by the agencies directly to the Company or to the Customer, who then pays the Company.

The Company regularly evaluates the collectability of its accounts receivable. An allowance for doubtful accounts is maintained for estimated credit losses. When estimating the adequacy of its reserve, the Company considers a number of factors including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. The Company considers the collectability of outstanding subsidy amounts to be low credit risk even though certain amounts may take over one year from the start of a project before they are finally collected. Receivables are eliminated from the allowance when management assesses a customer balance is no longer collectible.

Costs and Estimated Earnings in Excess of Billings. Costs and estimated earnings in excess of billings, principally on uncompleted contracts, arise in the consolidated balance sheets when revenues have been recognized but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers upon various measures of performance, including achievement of certain milestones, completion of specified units, or completion of a contract.

Billings in Excess of Costs and Estimated Earnings. Billings in excess of costs and estimated earnings on contracts in the accompanying consolidated balance sheets is comprised of cash collected from clients and billings to clients on contracts in advance of work performed, advance payments negotiated as a contract condition and estimated losses on uncompleted contracts. The majority of the unearned project-related costs are expected to be earned over the next twelve months.

We record provisions for estimated losses on uncompleted contracts in the period in which such losses become known. The cumulative effects of revisions to contract revenues and estimated completion costs are recorded in the accounting period in which the amounts become evident and can be reasonably estimated. These revisions can include such items as the effects of change orders and claims, warranty claims, liquidated damages or other contractual penalties.

Concentration of Credit Risk. The financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. As of December 31, 2012, a portion of the Company’s cash and cash equivalents of approximately $2,060 have been invested in money market funds through the Company’s account with Oppenheimer and Co. Inc. (“OPCO”).

Significant Customers. For the year ended December 31, 2012, 39% of the Company’s revenue was attributed to four customers. For the year ended December 31, 2011, 18% of the Company’s revenue was attributed to one customer. The revenue from these customers amounted to $13,250 and $15,394 in 2012 and 2011, respectively.

Significant Vendors. During 2012, the Company had one vendor who accounted for 20% of purchases. During 2011, the Company had one vendor who accounted for 10% of purchases. Total purchases from these vendors amounted to $7,282 and $7,794 in 2012 and 2011, respectively.

Fair Value of Financial Instruments. In accordance with accounting for Fair Value Measurements and Disclosures, the FASB Codification (“the Codification”) defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurement.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value, as required by the Codification, must maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company measures certain financial assets and liabilities at fair value on a recurring basis in the financial statements. The hierarchy ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires financial assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

•	Level 1 – quoted prices in active markets for identical assets and liabilities;

•	Level 2 – inputs other than Level 1 quoted prices that are directly or indirectly observable; and

•	Level 3 – unobservable inputs that are not corroborated by market data.

Inventory. Inventory, principally purchased goods, are stated at the lower of cost or market using the first-in first-out (“FIFO”) method.

Property and Equipment. Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

Construction equipment	4 years
Vehicles	4 years
Computer software and equipment	3 years
Furniture and office equipment	4 years

Intangible Assets. Intangible assets consist of customer relationships, non-compete and solicitation agreements and trade names that were acquired or arose from the Company’s acquisitions. Intangible assets are amortized on a straight line basis as follows:

Customer relationships	18 months
Non-compete agreements	2 – 3 years
Trade names	15 years

Long-lived Asset. Management reviews long-lived assets, including definite lived intangibles and property, for possible impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted cash flows of the asset.

If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on discounted cash flows, quoted market values or external appraisals, as applicable. Long-lived assets are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. Management has determined that no impairment charge was necessary as of December 31, 2012 and 2011.

Goodwill. Goodwill represents the excess of acquisition cost over the fair value of net assets acquired using the purchase method of accounting in accordance with accounting for Business Combinations. Goodwill will be reviewed for impairment annually, or when events arise that could indicate that an impairment exists. The Company tests for goodwill impairment using a two-step process. The first step compares the fair value of the reporting unit with the unit’s carrying value, including goodwill. When the carrying value of the reporting unit is greater than fair value, the unit’s goodwill may be impaired, and accordingly, the second step must be completed to measure the amount of the goodwill impairment charge, if any. In the second step, the implied fair value of the reporting unit’s goodwill is compared with the carrying amount of the unit’s goodwill. If the carrying amount is greater than the implied fair value, the carrying value of the goodwill must be written down to its implied fair value. The fair values of the reporting units are estimated using the income approach net present value of discounted cash flows generated by each reporting unit.

Management’s judgment regarding the existence of potential impairment is based on factors such as adverse changes in the Company’s operating results, cash flows, and unfavorable changes in the market conditions and other economic factors. During 2012, the Company determined that a change in circumstances had occurred which indicated that the carrying value of goodwill may not be recoverable. Accordingly, during the fourth quarter of 2012, the Company recognized an impairment loss of $33,769, in its consolidated statement of operations for the year ended December 31, 2012. Management believes there was no impairment to the carrying value of goodwill as of December 31, 2011.

Manufacturer and Installation Warranties. The Company provides its customers with a warranty against defects in material or installation workmanship. Solar panels, inverters and racking systems (“Major System Components”) are covered under manufacturer warranties. In the event that a Major System Component needs to be replaced within the manufacturer’s warranty period, the Company will replace the defective item and is reimbursed for its services by the manufacturer. Manufacturer warranties on Major System Components have a warranty range of 5 to 25 years. The Company assists customers in the event that a manufacturer’s warranty needs to be used to replace a defective Major System Component.

The Company provides for a workmanship warranty on the installation of a system and all equipment and incidental supplies other than the Major System Components that are covered under manufacturer warranties. The warranty period is typically 5 years; however, in certain instances, the Company may increase this warranty up to 10 years. The Company evaluates the need for a provision for the installation warranty, within costs of revenues, based on historical experience and future expectations of the probable cost to be incurred in honoring its warranty commitment.

Due to Sellers. Due to sellers represents the cash portion of amounts accrued and unpaid for contingent consideration related to the Company’s acquisitions.

Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with Accounting for Income Taxes, the Codification prescribes the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company records income tax related interest and penalties as a component of the provision for income tax expense.

Advertising Expenses. All advertising costs, which are included in sales and marketing expense, are expensed as incurred. Advertising expense amounted to approximately $150 and $332 in 2012 and 2011, respectively.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Share-Based Compensation Expense. The Company recognizes all share-based payments to employees and to non-employee directors as compensation for service on the Board of Directors in the consolidated financial statements based on the fair values of such payments. Stock-based compensation expense is recognized based on the estimated fair value of share-based payment awards and amortized over the service period. Forfeitures are estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates.

There were 350,000 options granted during 2012 and 800,000 options granted in 2011. The fair value of the stock options was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Year Ended December 31,
	2012	2011
Expected dividend yield	—	—
Risk-free interest rate	0.67% - 1.93%	2.24%
Expected term (in years)	5 to 10 years	5 years
Expected volatility	54.54% - 62.98%	50.00%
Weighted-average grant date fair value per share	$0.03	$0.03

Reclassifications. Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.

Subsequent Events. For purposes of preparing this consolidated financial statement the Company considered events through April 30, 2013, the date the consolidated financial statements were available for issuance.

3.	Contingent Consideration:

The Company completed acquisitions in years prior to 2011 for EOS Energy Solutions (“EOS”), K Star Corp. of NY (“K Star”), and Mercury Solar Systems, LLC (“Mercury”). Under the respective agreements for these transactions, certain contingent consideration was earned. During 2011, the Company entered into settlement agreements with the sellers of Mercury with regard to the final cash and stock payments due as contingent consideration. The fair value of the cash portion of the contingent consideration amounted to $325 for Mercury and was classified as a liability under the caption “due to sellers” on the balance sheet as of December 31, 2011. The fair value of the share portion of the contingent consideration amounted to $44 and $9,043 for K Star and Mercury, respectively, and was paid in Parent stock as of December 31, 2011.

The Company’s acquisition of EOS provided for supplemental consideration (the “Incentive Consideration”) to be paid in two incentive payments. The additional consideration above the estimated amount that was required as a result of the final determination of the Incentive Consideration was considered an expense and presented on the consolidated statement of operations. The expense in the consolidated statement of operations for consideration paid above the estimated amount was $390 for the year ended December 31, 2011.

4.	Costs and Estimated Earnings:

Costs and estimated earnings on uncompleted contracts and related amounts billed as of December 31, 2012 and 2011 were as follows:

	2012	2011
Costs incurred on uncompleted contracts	$19,165	$26,620
Estimated earnings, thereon	8,204	10,255

	27,369	36,875
Less: billings to date	24,506	39,144

	$2,863	$(2,269)

Such amounts were included in the accompanying Balance Sheets at December 31, 2012 and 2011 under the following captions:

	2012	2011
Costs and estimated earnings in excess of billings on uncompleted contracts	$3,219	$5,871
Billings in excess of costs and estimated earnings on uncompleted contracts	(356)	(8,140)

	$2,863	$(2,269)

5.	Inventory:

Inventory consists primarily of solar panels, inverters, racking, and balance of systems. A valuation allowance is provided for obsolete and slow moving inventory to write cost down to net realizable value (market), if necessary. At December 31, inventory, net consisted of the following:

	2012	2011
Inventory	$2,221	$4,030
Less: Allowance	(496)	(63)

	$1,725	$3,967

6.	Property and Equipment:

Property and equipment consist of the following at December 31:

	2012	2011
Vehicles	$1,612	$1,673
Furniture and office equipment	1,013	1,006
Computer software and equipment	786	783
Construction equipment	378	368

	3,790	3,830
Less: accumulated depreciation	(2,678)	(1,789)

	$1,111	$2,041

Depreciation expense for the years ended December 31, 2012 and 2011 was approximately $914 and $942, respectively. For the years ended December 31, 2012 and 2011, approximately $60 and $53 of depreciation expense was included in cost of revenues.

7.	Intangible Assets:

Intangible assets are summarized as follows:

	Amortization Period	Balance at January 1, 2012	Amortization/ Impairment charge	Balance at December 31, 2012
Amortized intangible assets:
Non-compete agreements	2 - 3 years	$27	$(27)	$—
Trade names	15 years	19	(2)	17

Total amortized intangible assets		$46	$(29)	$17

	Amortization Period	Balance at January 1, 2011	Amortization/ Impairment charge	Balance at December 31, 2011
Amortized intangible assets:
Customer relationships	18 months	$8	$(8)	$—
Non-compete agreements	2 - 3 years	342	(315)	27
Trade names	15 years	21	(2)	19

Total amortized intangible assets		$371	$(325)	$47

Amortization expense was approximately $29 and $325 for the years ended December 31, 2012 and 2011, respectively.

Estimated future annual amortization expense is as follows:

Years Ending December 31,
2013	$2
2014	2
2015	2
2016	2
2017	2
Thereafter	7

$17

8.	Goodwill:

The changes in the carrying amount of goodwill are as follows at December 31:

	2012	2011
Balance at beginning of year	$37,434	$37,434
Impairment loss	(33,769)	—

Balance at end of year	$3,665	$37,434

Based on the results of the annual test for impairment of goodwill, an impairment loss of $33,769 was recognized for the goodwill associated with the acquisitions of Energy Enterprises, Inc., EOS Energy Solutions, K-Star Corp. of NY and Mercury Solar Systems, LLC for the year ended December 31, 2012. The impairment resulted from a combination of factors including adverse changes in the Company’s operating results, cash flows, and unfavorable changes in market conditions and other economic factors.

9.	Warranties:

The following summarizes the changes in the Company’s aggregate liability under product warranties, included in accrued expenses on the Company’s balance sheet as of December 31:

	2012	2011
Beginning balance	$418	$343
Accrual for warranties issued during the period, net	79	75

Ending balance	$497	$418

10.	Income Taxes:

Income tax (benefit) expense consists of the following at December 31:

	2012	2011
Current:
Federal	$(122)	$17
State	61	109

	(61)	126

Deferred:
Federal	(4,170)	259
State	(666)	47

	(4,836)	306

Income tax (benefit) expense	$(4,897)	$432

The expected income tax rate was 34% whereas the actual rate was 14.3% and 61.9% for the years ended 2012 and 2011, respectively. The total income tax rate differs from the expected income tax rate principally due to accrual to return adjustments, permanent differences and changes in the blended state income tax rate.

The Company’s deferred income tax assets and liabilities are as follows as of December 31:

	2012	2011
Current deferred tax assets:
Bad debt allowances and other	$469	$363
Accrued bonus	54	—
Inventory	12	3

Total current deferred tax asset	$535	$366

Non-current deferred tax assets (liabilities):
Goodwill	3,949	(532)
Plant and equipment	(394)	(551)
Intangibles	178	185
Net operating loss	36	—

Total non-current deferred tax assets (liabilities)	$3,769	$(898)

The Company generated a net operating loss of $170 in 2012 which will be applied to reduce the Company’s tax liability in previous years. The expected tax refund is approximately $58 and is recorded in other current assets on the balance sheet at December 31, 2012.

The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next 12 months.

The Company files a consolidated U.S. federal income tax return, as well as income tax returns in various states. None of the Company’s income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities. However, fiscal years 2009 and later remain subject to examination by the IRS and respective states.

11.	Shareholders’ Equity:

Series 1 Convertible 5% Cumulative Preferred Stock. In July 2008, in conjunction with the acquisitions, the Company issued 15,575,000 shares in Series 1 Convertible 5% Preferred Stock (the “Series 1 Preferred Stock”) to investors for approximately $15,400 in cash and the conversion of notes payable due to affiliates of certain founding investors.

A summary of certain of the rights and preferences held by the Series 1 Preferred Stockholders are as follows:

Dividends. Commencing after July 31, 2009, the Series 1 Preferred Stockholders are entitled to receive dividends at the rate of 5% of the original purchase price per share, per annum, compounded annually, payable, when and if declared by the Company’s board of directors in cash and/or common stock at the option of the Company. Such dividends shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not the Corporation may legally pay the dividends. At December 31, 2012, the Company has accrued $2,831 in dividends payable.

Conversion. All outstanding shares of Series 1 Preferred Stock may be converted at any time at the option of the holder. Additionally, all outstanding shares of Series 1 Preferred Stock are required to be automatically converted into shares of Company Common Stock, at the then applicable conversion price (i) upon the vote of 67% of the outstanding shares of Series 1 Preferred Stock, or (ii) on the date of the closing of the sale of shares of Common

Stock of the Company in a public offering pursuant to an effective registration statement resulting in at least $25 million of aggregate gross proceeds (before deduction for underwriter’s discounts or expenses relating to the issuance) to the Company at a price per share of at least $3.00 (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock).

Voting Rights. So long as at least 50% of the originally issued shares of Series 1 Preferred Stock are outstanding, the consent of the holders of at least 67% of the then outstanding shares of Series 1 Preferred Stock, voting separately as a class, shall be required for the following actions, among other actions:

(i)	the amendment of the Company’s certificate of incorporation or by-laws in a manner which affects the designations, powers, rights, preferences or privileges, or the qualifications, limitations or restrictions of the Series 1 Preferred Stock;

(ii)	the creation, authorization or issuance of shares having any preference or priority to the Series 1 Preferred Stock;

(iii)	effecting a Change of Control;

(iv)	increasing or decreasing the size of the Board of Directors;

(v)	unless the Board of Directors otherwise approves,

a.	increasing or decreasing the authorized number of shares of Series 1 Preferred Stock,

b.	materially changing the nature of the Company’s business, or

c.	making any acquisitions of capital stock or assets of another entity, and

(vi)	other actions as set forth in the certificate of incorporation.

On all other matters, the Series 1 Preferred Stock shall vote on an as-converted basis together with the Common Stock.

Liquidation and Redemption. In the event of (i) any voluntary or involuntary liquidation, dissolution or winding up of the Company, or (ii) change of control as defined in the Company’s amended and restated certificate of incorporation, the holders of Series 1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, but before any payment shall be made to the holders of Common Stock, an amount in cash or other property equal to the greater of:

a.	(i) the price paid for the Series 1 Preferred Stock (“Series 1 Original Issue Price”) plus,

(ii) an amount equal to 20% per annum (in lieu of any accrued dividend) of the Series 1 Original Issue Price, without adjustment, multiplied by the number of shares of Series 1 Preferred Stock issued as of the Series 1 Original Issue Date (“Series 1 Initial Investment”) up to 100% of such Series 1 Initial Investment (collectively, the amounts determined under (i) and (ii) is referred to as the “Accreted Liquidation Preference”), or

b.	an amount equal to the pro rata share of any assets available for distribution to such holders had all shares of Series 1 Preferred Stock been converted into Common Stock. Any remaining assets after such distributions to the holders of Series 1 Preferred Stock shall be distributed among the holders of Common Stock, in proportion to the shares of Common Stock then held by such holders.

The total liquidation preference as of December 31, 2012 amounted to $29,333 (including $13,758 in lieu of accrued dividends) or $1.88 per share. The total liquidation preference existing at December 31, 2011 amounted to $26,218 (including $10,643 in lieu of accrued dividends) or $1.68 per share.

Common Stock. In March of 2008, the Company sold 136.13 shares of its Common stock for proceeds of $12 to an affiliate of OPCO. Prior to the Company’s offering of the Series 1 Preferred Stock and issuing the shares for the acquisitions, the Company increased its authorized common shares to 50,000,000 and executed a stock split of approximately 8,325 to 1, thereby increasing its outstanding common shares to 2,798,333. During 2010, the Company issued 67,567 shares as part of the acquisition of EOS valued at $125 and issued 11,324,322 shares valued at $17,090 as part of contingent consideration for prior acquisitions bringing the total common shares outstanding as of December 31, 2010 to 16,683,972. During 2011, the Company issued 5,871,086 shares valued a

$9,443 in connection with the contingent consideration for prior acquisitions bringing the total common shares outstanding as of December 31, 2011 to 22,555,058. During 2012, the Company issued no common shares.

Warrants. In connection with a private placement in 2008, the Company issued warrants to the placement agent for the purchase of 898,500 shares of the Company’s common stock at an exercise price per share of $1.10 and an expiration date of July 31, 2013. The fair value of these warrants ($0) was estimated using the Black-Scholes pricing model with the following weighted average assumptions: a risk-free interest rate of 0.23%, an expected life of five years, an expected volatility factor of 62.98% and a dividend yield of 0.0%. As of December 31, 2012 and 2011, these warrants were outstanding and exercisable.

12.	Stock Options:

During 2008, the Company’s board of directors approved an Incentive Stock Option Plan (the “Plan”) pursuant to which 750,000 shares of Common Stock were reserved for the grant of options to officers, directors, employees, and consultants at terms and prices to be determined by the board of directors. In August 2009, the board increased the number of shares of Common Stock reserved to 1,500,000. The Plan specifies that the exercise price of incentive stock options cannot be less than 100% of the fair market value of the stock on the date of grant. Options granted under the Plan generally vest over a three or four-year period. The employee must be employed by the Company on the vesting date in order to vest in any shares that period. Vested options are exercisable for five years from the date of grant; however, if the employee is terminated for cause, any unvested options as of the date of termination will be forfeited. The Plan provides for certain exercise rights of the optionee for reasons other than cause.

Consolidated share-based compensation expense related to the Plan was approximately $119 and $195 for the years ended December 31, 2012 and 2011, respectively.

Additional information with respect to this stock option plan is summarized as follows:

		Number of common shares
			Weighted- Avg. Exercise Price
		Available for Grant
	Outstanding
Balance at January 1, 2011	791,509	708,471	$1.54
Granted	800,000	(800,000)	0.70
Forfeited	(48,848)	48,848	1.74
Cancelled	(32,138)	32,138	1.42

Balance at December 31, 2011	1,510,523	(10,543)	$1.09

Granted	350,000	(350,000)	0.66
Forfeited	(89,617)	89,617	1.49
Cancelled	(190,906)	190,906	1.18

Balance at December 31, 2012	1,580,000	(80,020)	$0.94

The Company issued stock options in excess of the available shares of the Plan in December 2012 and 2011 of 80,020 and 10,543, respectively.

The weighted average remaining contractual life of options issued at December 31, 2012 and 2011 is 3.9 and 2.6 years, respectively. The total number of options vested at December 31, 2012 and 2011 is 1,023,368 and 600,757, respectively. Compensation cost of approximately $41 has not yet been recognized on non-vested awards. The weighted average period over which it is expected to be recognized is 1.1 years.

	Nonvested Options	Weighted Average Fair Value
Nonvested options at January 1, 2011	458,822	$0.82
Granted	800,000	0.20
Vested	(400,208)	0.20
Forfeited	(48,848)	0.18

Nonvested options at December 31, 2011	809,766	$0.38
Granted	350,000	—
Vested	(481,380)	0.18
Forfeited	(89,617)	0.11

Nonvested options at December 31, 2012	588,769	$0.07

13.	Commitments and Contingencies:

Non-cancelable Operating Leases. The Company has various non-cancelable operating leases for its locations in Port Chester, NY, Long Island, NY, Mays Landing, NJ, and Philadelphia, PA with terms ranging through September 2014. The Company also rents additional office space in New York, and New Jersey on a month-to-month basis. Total rent expense for the years ended December 31, 2012 and 2011 was approximately $736 and $771, respectively.

The future minimum lease payments on non-cancellable operating leases at December 31, 2012 are as follows:

Years Ending December 31,
2013	$455
2014	252

$707

Computer Application Service Fees. The Company signed an agreement (the “Agreement”) with Salesforce.com whereby Salesforce.com provides a web-based customer relationship management software. The term of the Agreement is for three years, effective May 4, 2011, and provides for a retainer in the amount of $52 to be paid quarterly.

Contingencies. The Company is the defendant in a number of claims relating to matters arising in the normal course of business. The amount of liability, if any, from the claims cannot be determined with certainty; however, the Company has reserved for probable costs that may be incurred based upon management’s opinion of the outcome of the claims. Due to the uncertainties in the settlement processes, it is at least reasonably possible that management’s estimate of the outcome will change within in the next year.

14.	Related Party Transactions:

OPCO. OPCO served as the exclusive placement agent for a private placement consummated during 2008 and earned a placement agent fee of $0.6 million that was paid from the proceeds of the private placement. In addition to the cash fee earned, OPCO (the “Registered Holder”) on behalf of its financial advisor received a warrant to purchase 898,500 of the Company’s common shares at an exercise price of $1.10 per share (the “Registered Holder Warrant”). At its option, on or before July 31, 2013 (the “Exercise Period”), the Registered Holder may exercise its right to purchase common shares on a cash or cashless basis. The Registered Holder Warrant will be automatically exercised on a cashless basis at the conclusion of the Exercise Period.

As of December 31, 2012 and 2011, approximately $2,060 and $2,001, respectively, of the Company’s cash and cash equivalents were held in a money market fund at OPCO.

ECNY Electrical Contractors, Inc. (“ECNY”) and Mr. Anthony Coshigano. On July 31, 2008, the Company entered into a services agreement with ECNY, which is owned by Mr. Coshigano, who is one of the Company’s executives and a stockholder. The agreement provides the Company with supplemental electrical services personnel to support its solar installation efforts. The Company has no obligation to use ECNY and is only billed for services under executed statements of work. This agreement is for an initial term of two years which ended on July 31, 2010 and includes automatic one- year renewals unless either party notifies the other of its intention not to renew the agreement. The contract was renewed in 2012. The services purchased in 2012 and 2011 under the agreement amounted to approximately $4 and $89, respectively.

15.	Retirement Plan

In May 2012, the Company established the Mercury Solar Systems 401(k) Plan (the “Plan”) which is available to all employees. The Company may make a discretionary matching contribution of a percentage determined by the Company that shall apply to all eligible persons for the entire Plan year. The Company did not contribute to the Plan as of December 31, 2012.

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$10,606	$8,756
Restricted cash	54	66
Accounts receivable, net	2,292	4,436
Costs and estimated earnings in excess of billings	612	3,219
Inventory, net	1,119	1,725
Project assets	239	—
Current deferred tax asset	1,406	535
Other current assets	448	677

Total current assets	16,776	19,414
Property and equipment, net	539	1,111
Intangible assets, net	16	17
Goodwill	3,665	3,665
Other assets	570	255
Deferred tax assets	3,833	3,769

Total assets	$25,399	$28,231

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,583	$4,091
Accrued expenses	1,157	1,533
Billings in excess of costs and estimated earnings	1,209	356
Other current liabilities	307	1,491

Total current liabilities	5,256	7,471
Other liabilities	4,352	2,831

Total liabilities	$9,608	$10,302

Shareholders’ equity:
Preferred stock, $0.001 par value per share Series 1 convertible 5% cumulative and participating, 25,000,000 shares authorized, 15,575,000 shares issued at September 30, 2013 and December 31, 2012, respectively, liquidation preference of $30,890 and $29,333 at September 30, 2013 and December 31, 2012	$14,219	$14,219
Common stock, 50,000,000 shares authorized, 22,555,058 shares issued at June 30, 2013 and December 31, 2012 respectively	23	23
Additional paid-in capital	26,793	27,409
Retained earnings (accumulated deficit)	(25,244)	(23,722)

Total shareholders’ equity	15,791	17,929

Total liabilities and shareholders’ equity	$25,399	$28,231

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
(in thousands, except share and per share data)	2013	2013
	(unaudited)	(unaudited)
Net revenue	$2,616	$10,295
Cost of goods sold	1,129	6,695

Gross profit	1,487	3,600

Expenses:
Selling and operating	1,176	3,676
General and administrative	267	967
Depreciation and amortization	150	514
Non-cash, stock-based compensation	18	66
Severance expense	—	—

Total expenses	1,611	5,223

Loss from operations	(124)	(1,623)
Interest and other expense	(6)	(10)
Transaction-related expense	(411)	(411)

Loss before income taxes	(541)	(2,044)
Income tax benefit	529	529

Net loss	$(12)	$(1,515)

Net loss per share:
Basic	$(0.03)	$(0.10)

Diluted	$(0.03)	$(0.10)

Weighted-average shares outstanding:
Basic	22,555	22,555

Diluted	22,555	22,555

MERCURY ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended
(in thousands, except share data)	September 30, 2013
Net (loss) income	$(1,515)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	514
Bad debt expense	(223)
Non-cash stock based compensation expense	66
Loss on disposal of fixed assets	34
Deferred income tax	(941)
Changes in operating assets and liabilities
Accounts receivable	2,367
Costs and estimated earnings in excess of billings	2,607
Inventory	606
Other current and non-current assets	(325)
Accounts payable	(1,508)
Accrued expenses	(376)
Billings in excess of costs and estimated earnings	853
Other liabilities	(345)

Net cash provided by (used in) operating activities	1,814

Investing activities
Purchases of property and equipment	24
Cash paid to sellers	—

Net cash used in investing activities	24

Net (decrease) increase in cash and cash equivalents	1,838
Cash and cash equivalents, beginning of period	8,822

Cash and cash equivalents, end of period	$10,660

Supplemental cash flow information
Cash paid during the period for:
Interest	$6

Supplemental non-cash information
Dividends accrued	$684